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                                                                      EXHIBIT 11


                           EAGLE USA AIRFREIGHT, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
              (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                   THREE MONTHS ENDED
                                                                      DECEMBER 31,
                                                                 1998             1997
                                                               --------         --------

         Net income                                            $  7,748         $  5,890

         Shares used in basic calculation:
           Weighted average shares outstanding                   18,787           18,259
                                                               --------         --------
                  Total basic shares                             18,787           18,259

         Additional shares for diluted computation:
            Effect of stock options (1)                             383              790
                                                               --------         --------
                  Total diluted shares                           19,170           19,049
                                                               ========         ========

         Basic earnings per share                              $   0.41         $   0.32
                                                               ========         ========

         Diluted earnings per share                            $   0.40         $   0.31
                                                               ========         ========

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(1)      For the three months ended December 31, 1998, calculated assuming exercise of options for 3,175,879 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price per share of $16.90 computed as of the beginning of the period using the treasury stock method. For the three months ended December 31, 1997, calculated assuming exercise of options for 2,093,830 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price per share of $30.53 as of the beginning of the period using the treasury stock method.